As filed with the Securities and Exchange Commission on July 10, 2026

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANGOCEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Texas	87-3841292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17130 N. Dallas Parkway, Suite 240 Dallas, Texas	75248
(Address of principal executive offices)	(Zip Code)

SECOND AMENDED AND RESTATED

MANGOCEUTICALS, INC. 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jacob D. Cohen

Chief Executive Officer

Mangoceuticals, Inc.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

(Name and address of agent for service)

(214) 242-9619

(Telephone number, including area code, of agent for service)

Copy to:

Joseph M. Lucosky, Esq.

Steven Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Registration of Additional Shares Pursuant to General Instruction E

Pursuant to General Instruction E of Form S-8, Mangoceuticals, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 1,588,880 additional shares of Common Stock under the Registrant’s Second Amended and Restated 2022 Equity Incentive Plan (the “2022 Plan”), pursuant to the provisions of the 2022 Plan providing for an automatic increase in the number of shares reserved for issuance under the 2022 Plan, which resulted in an automatic increase in the number of shares of Common Stock eligible for future awards under the 2022 Plan by 1,588,880 shares effective April 1, 2026.

This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on April 18, 2023 (Registration No. 333-271321), May 14, 2024 (Registration No. 333-279391) and April 1, 2025 (Registration No. 333-286314). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 1, 2026 (File No. 001-41615)(the “Annual Report”);

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC on May 19, 2026 (File No. 001-41615);

(c)	The Company’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 6, 2026, March 17, 2026 and July 2, 2026 (File No. 001-41615);

(d)	The description of the Company’s Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024, as Exhibit 4.5 (File No. 001-41615), including any amendment or report filed for the purpose of updating such description; and

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Lucosky Brookman LLP					X
23.1	Consent of Turner, Stone & Company, L.L.P.					X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page of this registration statement)					X
99.1	Second Amended and Restated Mangoceuticals, Inc. 2022 Equity Incentive Plan	8-K	001-41615	10.2	3/19/2025
99.2	Form of Notice of Stock Option Grant and Stock Option Agreement (2022 Equity Incentive Plan) ***	S-8	333-271321	99.4	4/18/2023
99.3	Form of Notice of Restricted Stock Grant and Restricted Stock Grant Agreement (2022 Equity Incentive Plan) ***	S-8	333-271321	99.5	4/18/2023
99.4	Form of Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement (2022 Equity Incentive Plan) ***	S-8	333-271321	99.6	4/18/2023
107	Filing Fee Table					X

***	Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas on the 10th day of July 2026.

MANGOCEUTICALS, INC.

/s/ Jacob D. Cohen
By:	Jacob D. Cohen, Chief Executive Officer and Chairman (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Jacob D. Cohen, with full power of substitution, re-substitution and authority to act, as his or her true and lawful attorneys-in-fact and agents, with full power for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Jacob D. Cohen	Chief Executive Officer and Chairman	July 10, 2026
Jacob D. Cohen	(Principal Executive Officer)

/s/ Eugene M. Johnston	Chief Financial Officer	July 10, 2026
Eugene M. Johnston	(Principal Financial and Accounting Officer)

/s/ Lorraine D’Alessio	Director	July 10, 2026
Lorraine D’Alessio

/s/ Alex P. Hamilton	Director	July 10, 2026
Alex P. Hamilton

/s/ Dr. Kenny Myers	Director	July 10, 2026
Dr. Kenny Myers